Exhibit 99.1

Coca-Cola Reports Strong Results in Second Quarter;
Updates Full Year Guidance

Global Unit Case Volume Grew 18%

Net Revenues Grew 42%;
Organic Revenues (Non-GAAP) Grew 37%

Operating Income Grew 52%;
Comparable Currency Neutral Operating Income (Non-GAAP) Grew 46%

Operating Margin Was 29.8% Versus 27.7% in the Prior Year;
Comparable Operating Margin (Non-GAAP) Was 31.7% Versus 30.0% in the Prior Year

EPS Grew 48% to $0.61; Comparable EPS (Non-GAAP) Grew 61% to $0.68

ATLANTA, July 21, 2021 – The Coca-Cola Company today reported strong second quarter 2021 results and year-to-date performance. “Our results in the second quarter show how our business is rebounding faster than the overall economic recovery, led by our accelerated transformation. As a result, we are encouraged and, despite the asynchronous nature of the recovery, we are raising our full year guidance,” said James Quincey, Chairman and CEO of The Coca-Cola Company. “We are executing against our growth plans and our system is aligned. We are better equipped than ever to win in this growing, vibrant industry and to accelerate value creation for our stakeholders.”

Highlights

Quarterly Performance
•Revenues: Net revenues grew 42% to $10.1 billion, and organic revenues (non-GAAP) grew 37%. Revenue performance included 26% growth in concentrate sales and 11% growth in price/mix. Revenue growth was driven by the ongoing recovery in markets where coronavirus-related uncertainty is abating, along with the benefit from cycling revenue declines from the impact of the coronavirus pandemic last year.
•Margin: Operating margin, which included items impacting comparability, was 29.8% versus 27.7% in the prior year, while comparable operating margin (non-GAAP) was 31.7% versus 30.0% in the prior year. Operating margin expansion was primarily driven by favorable channel and package mix where coronavirus-related uncertainty is abating, partially offset by a significant increase in marketing expenses versus the prior year.
•Earnings per share: EPS grew 48% to $0.61, and comparable EPS (non-GAAP) grew 61% to $0.68. Comparable EPS (non-GAAP) growth included the impact of a 5-point currency tailwind.

•Market share: The company gained value share in total nonalcoholic ready-to-drink (NARTD) beverages driven by a share gain in both at-home and away-from-home channels. The company’s value share in total NARTD beverages is now ahead of the 2019 level.
•Cash flow: Year-to-date cash flow from operations was $5.5 billion, up $2.7 billion versus the prior year, driven by strong business performance, five additional days in the first quarter and working capital initiatives. Year-to-date free cash flow (non-GAAP) was $5.1 billion, up $2.8 billion versus the prior year, driven by cash flow from operations along with lower capital expenditures versus the prior year.

Company Updates
•Business environment update: Global unit case volume benefited from the ongoing recovery in many markets, partially offset by the impact of a resurgence of the coronavirus in several markets. As a result, when compared to 2019 volume levels, second quarter volume growth was in line with the first quarter of 2021. The company saw away-from-home channels rebound as restrictions eased in certain markets, driving value across the enterprise and leading to second quarter revenues ahead of the 2019 level. While coronavirus-related uncertainty continues, the company remains agile in order to execute on its strategic priorities and build on the work that has been done in the past year to navigate an asynchronous recovery.
•Continuing innovation through loved and scaled brands: The company, with its disciplined approach to scaling big bets, recently announced the launch of a new and improved Coca-Cola® Zero Sugar recipe in the United States that brings it closer to the great taste of original Coca-Cola. New packaging is simplified and celebrates the iconic Coca-Cola logo, beginning with the brand’s universally recognized red. The Coca-Cola logo in black Spencerian script signals the Zero Sugar variety. The new, global marketing approach for Coca-Cola Zero Sugar will be supported by scaled advertisements and a 360-degree marketing activation plan that invites consumers to try the product and find out if it’s the “Best Coke® Ever?” The new Coca-Cola Zero Sugar previously launched in five operating units across multiple countries, including Japan, Turkey, parts of Latin America and parts of Europe. Overall, Coca-Cola Zero Sugar grew 15% year-to-date, resulting in high single-digit growth versus 2019.
•Transforming the digital ecosystem to create and capture value: The company is leveraging the strength of the Coca-Cola system to drive value for stakeholders. The Wabi™ ecosystem, which leverages the system’s unrivaled distribution network and connects businesses to businesses to consumers, continues to accelerate and is now present in 14 countries, with gross merchandising value growing significantly. The company’s footprint in e-commerce also continues to expand. The company’s direct-to-consumer Coke ON® app in Japan, which connects consumers to the system’s vending machines, reached more than 28 million downloads with significant gains in consumer awareness versus the prior year. In North America e-commerce retail, the company continues to be the market leader in the total NARTD category, growing retail value 54% year-to-date. In Europe, our e-commerce is growing retail value faster than 50% across key markets, resulting in a strong value share gain year-to-date.
•Accelerating sustainable business practices: During the quarter, the company continued its sustainability journey, which included announcing its plans to use 100% recycled plastic (rPET) in all on-the-go bottles across its portfolio in Great Britain beginning in September, and announcing that by the end of summer all locally manufactured packages in Belgium and Luxembourg are expected to be 100% rPET. These initiatives will save approximately 43,000 tonnes of virgin plastic each year. The company also announced a partnership with The Ocean Cleanup to help stem the tide of marine waste by intercepting plastic debris in rivers around the world. The partnership brings together the company’s scale and global network with The Ocean Cleanup’s technology and data-driven solutions to address 15 rivers by the end of 2022. Finally, the company continued its multi-faceted approach to diversity, equity and inclusion by announcing plans to nearly double its spending with minority-owned media companies in North America over the next three years.

Operating Review – Three Months Ended July 2, 2021
Revenues and Volume

Percent Change	Concentrate Sales[1]	Price/Mix	Currency Impact	Acquisitions, Divestitures and Structural Changes, Net	Reported Net Revenues	Organic Revenues[2]	Unit Case Volume
Consolidated	26	11	5	0	42	37	18
Europe, Middle East & Africa	41	20	6	0	67	61	21
Latin America	29	9	3	0	41	39	12
North America	16	12	1	(1)	28	28	17
Asia Pacific	15	6	6	0	27	21	16
Global Ventures[3]	60	57	23	0	139	117	48
Bottling Investments	25	3	9	0	38	29	25
Operating Income and EPS

Percent Change	Reported Operating Income	Items Impacting Comparability	Currency Impact	Comparable Currency Neutral[2]
Consolidated	52	3	3	46
Europe, Middle East & Africa	60	(2)	6	56
Latin America	35	2	1	32
North America	94	47	1	47
Asia Pacific	17	1	7	10
Global Ventures	—[4]	—	—	—
Bottling Investments	631	360	(91)	362

Percent Change	Reported EPS	Items Impacting Comparability	Currency Impact	Comparable Currency Neutral[2]
Consolidated EPS	48	(13)	5	55

Note: Certain rows may not add due to rounding.
1 For Bottling Investments, this represents the percent change in net revenues attributable to the increase (decrease) in unit case volume computed based on total sales (rather than average daily sales) in each of the corresponding periods after considering the impact of structural changes, if any.
2 Organic revenues, comparable currency neutral operating income and comparable currency neutral EPS are non-GAAP financial measures. Refer to the Reconciliation of GAAP and Non-GAAP Financial Measures section.
3 Due to the combination of multiple business models in the Global Ventures operating segment, the composition of concentrate sales and price/mix may fluctuate materially on a periodic basis. Therefore, the company places greater focus on revenue growth as the best indicator of underlying performance of the Global Ventures operating segment.
4 Reported operating income for Global Ventures for the three months ended July 2, 2021 was $75 million. Reported operating loss for Global Ventures for the three months ended June 26, 2020 was $102 million. Therefore, the percent change is not meaningful.

In addition to the data in the preceding tables, operating results included the following:

Consolidated
•Unit case volume grew 18% in the quarter, resulting in even performance on a two-year basis, driven by the ongoing recovery in markets where coronavirus-related uncertainty is abating along with the benefit from cycling the impact of the coronavirus pandemic last year. Both developed and developing and emerging markets led the recovery, and both grew double digits in the quarter. Markets such as China, Brazil and Nigeria grew volume ahead of 2019 levels while other markets, including India, continued to be under pressure versus 2019, driven by the continued impact of the coronavirus pandemic.

Category performance was as follows:
◦Sparkling soft drinks grew 14%, led by strong growth in the United States, India and Brazil. Trademark Coca-Cola grew 12%, resulting in volume ahead of the 2019 level, led by Europe, Middle East & Africa and Latin America. Sparkling flavors grew 18%, led by solid growth in both Trademark Sprite and Trademark Fanta.
◦Nutrition, juice, dairy and plant-based beverages grew 25% due to solid performance by Minute Maid® and fairlife® in North America, Minute Maid Pulpy in China and Maaza® in India.
◦Hydration, sports, coffee and tea grew 25%. Hydration grew 21%, with double-digit growth across all geographic operating segments. Sports drinks grew 35%, resulting in volume ahead of the 2019 level, primarily driven by Powerade® in North America. Tea grew 18%, led by growth in the United States, Japan and Brazil. Coffee grew 78%, primarily driven by the reopening of Costa® retail stores in the United Kingdom as coronavirus-related uncertainty continued to abate.
•Price/mix grew 11% for the quarter, primarily driven by favorable channel and package mix due to cycling the impact of the coronavirus pandemic last year, along with positive segment mix from Global Ventures and Bottling Investments. Concentrate sales were 9 points ahead of unit case volume in the quarter, primarily due to cycling the rationalization of stock levels in the prior year along with the timing of shipments in the current year. Year-to-date concentrate sales were 6 points ahead of unit case volume primarily due to five additional days in the first quarter, along with cycling the timing of shipments in the prior year.
•Operating income grew 52%, which included items impacting comparability and a 5-point currency tailwind. Comparable currency neutral operating income (non-GAAP) grew 46%, driven by strong organic revenue (non-GAAP) growth across all operating segments, partially offset by a significant increase in marketing expenses versus the prior year.

Europe, Middle East & Africa
•Unit case volume grew 21% in the quarter, driven by the ongoing recovery in markets where coronavirus-related uncertainty is abating, along with the benefit from cycling the impact of the coronavirus pandemic last year. Growth was led by Russia, Spain and Germany in Europe, Nigeria in Africa, and Turkey and Pakistan in Eurasia and Middle East.
•Price/mix grew 20% for the quarter, driven by favorable channel and package mix due to cycling the impact of the coronavirus pandemic last year, along with the timing of deductions. For the quarter, concentrate sales were 20 points ahead of unit case volume due to cycling the rationalization of stock levels in the prior year, along with the timing of shipments in the current year. Year-to-date concentrate sales were 9 points ahead of unit case volume primarily due to five additional days in the first quarter, along with cycling the timing of shipments in the prior year.
•Operating income grew 60%, which included items impacting comparability and a currency tailwind. Comparable currency neutral operating income (non-GAAP) grew 56%, primarily driven by strong organic revenue (non-GAAP) growth across all operating units, partially offset by a significant increase in marketing expenses versus the prior year.
•The company gained value share in total NARTD beverages along with gaining or maintaining share across all categories.

Latin America
•Unit case volume grew 12% in the quarter, resulting in volume ahead of the 2019 level, primarily driven by the ongoing recovery in away-from-home channels and continued strength in at-home channels. Growth was led by Brazil and Mexico, driven by solid performance of sparkling soft drinks and the hydration category.
•Price/mix grew 9%, driven by pricing initiatives along with favorable channel and package mix. For the quarter, concentrate sales were 17 points ahead of unit case volume due to cycling the rationalization of stock levels in the prior year, along with the timing of shipments in the current year. Year-to-date concentrate sales were 8 points ahead of unit case volume primarily due to five additional days in the first quarter, along with the timing of shipments in the current year.
•Operating income grew 35%, which included items impacting comparability and a 1-point currency tailwind. Comparable currency neutral operating income (non-GAAP) grew 32%, driven by solid organic revenue (non-GAAP) growth, partially offset by a significant increase in marketing expenses versus the prior year.
•The company lost value share in total NARTD beverages as share gains in Brazil and Argentina were more than offset by share losses in Mexico and Ecuador.

North America
•Unit case volume grew 17% in the quarter. Growth was led by the recovery in the fountain business across all categories as coronavirus-related uncertainty continued to abate during the quarter. At-home channel strength continued during the quarter, and at-home channels continued to see volume ahead of 2019 levels.
•Price/mix grew 12% for the quarter, primarily driven by the recovery in the fountain business and away-from-home channels, along with solid growth in premium offerings and juice and dairy finished-goods brands. Year-to-date concentrate sales were 3 points ahead of unit case volume, primarily due to five additional days in the first quarter.
•Operating income grew 94%, which included tailwinds from items impacting comparability and currency. Comparable currency neutral operating income (non-GAAP) grew 47%, driven by strong organic revenue (non-GAAP) growth, partially offset by a significant increase in marketing expenses versus the prior year.
•The company gained value share in total NARTD beverages led by a strong recovery in away-from-home channels along with continued strong performance in at-home channels.

Asia Pacific
•Unit case volume grew 16% in the quarter, driven by growth across all operating units due to the ongoing recovery in markets where coronavirus-related uncertainty is abating, along with the benefit from cycling the impact of the coronavirus pandemic last year. Growth was led by sparkling flavors and the hydration category.
•Price/mix grew 6%, driven by favorable channel and package mix due to cycling the impact of the coronavirus pandemic last year, along with the timing of deductions. Year-to-date concentrate sales were 5 points ahead of unit case volume, primarily due to five additional days in the first quarter.
•Operating income grew 17%, which included a 7-point currency tailwind. Comparable currency neutral operating income (non-GAAP) grew 10%, driven by solid organic revenue (non-GAAP) growth, partially offset by a significant increase in marketing expenses versus the prior year.
•The company gained value share in total NARTD beverages driven by share gains in Japan and Southeast Asia.

Global Ventures
•Net revenues grew 139% in the quarter, which included a 23-point currency tailwind. Organic revenues (non-GAAP) grew 117%. Revenue growth was primarily driven by the reopening of Costa retail stores in the United Kingdom as coronavirus-related uncertainty continued to abate.
•Operating income growth and comparable currency neutral operating income (non-GAAP) growth were driven by strong organic revenue (non-GAAP) growth.

Bottling Investments
•Unit case volume grew 25% in the quarter, primarily driven by solid growth in India and South Africa.
•Price/mix grew 3%, driven by pricing and trade promotion optimization in most markets, along with a benefit from category and package mix.
•Operating income growth of 631% included a tailwind from items impacting comparability and a headwind from currency. Comparable currency neutral operating income (non-GAAP) grew 362%, driven by solid organic revenue (non-GAAP) growth along with effective cost management.

Operating Review – Six Months Ended July 2, 2021
Revenues and Volume

Percent Change	Concentrate Sales[1]	Price/Mix	Currency Impact	Acquisitions, Divestitures and Structural Changes, Net	Reported Net Revenues	Organic Revenues[2]	Unit Case Volume
Consolidated	15	5	2	0	22	20	9
Europe, Middle East & Africa	18	3	3	0	24	21	9
Latin America	14	7	(5)	0	17	22	6
North America	8	8	0	(1)	15	15	5
Asia Pacific	17	2	6	0	26	20	13
Global Ventures[3]	27	9	11	0	47	36	19
Bottling Investments	18	4	3	0	24	22	14
Operating Income and EPS

Percent Change	Reported Operating Income	Items Impacting Comparability	Currency Impact	Comparable Currency Neutral[2]
Consolidated	32	6	1	24
Europe, Middle East & Africa	17	(4)	3	18
Latin America	18	0	(5)	23
North America	99	63	1	35
Asia Pacific	25	(1)	7	18
Global Ventures	—[4]	—	—	—
Bottling Investments	210	94	(33)	149

Percent Change	Reported EPS	Items Impacting Comparability	Currency Impact	Comparable Currency Neutral[2]
Consolidated EPS	7	(25)	2	30

Note: Certain rows may not add due to rounding.

1 For Bottling Investments, this represents the percent change in net revenues attributable to the increase (decrease) in unit case volume computed based on total sales (rather than average daily sales) in each of the corresponding periods after considering the impact of structural changes, if any.
2 Organic revenues, comparable currency neutral operating income and comparable currency neutral EPS are non-GAAP financial measures. Refer to the Reconciliation of GAAP and Non-GAAP Financial Measures section.
3 Due to the combination of multiple business models in the Global Ventures operating segment, the composition of concentrate sales and price/mix may fluctuate materially on a periodic basis. Therefore, the company places greater focus on revenue growth as the best indicator of underlying performance of the Global Ventures operating segment.
4 Reported operating income for Global Ventures for the six months ended July 2, 2021 was $101 million. Reported operating loss for Global Ventures for the six months ended June 26, 2020 was $83 million. Therefore, the percent change is not meaningful.

Outlook
The 2021 outlook information provided below includes forward-looking non-GAAP financial measures, which management uses in measuring performance. The company is not able to reconcile full year 2021 projected organic revenues (non-GAAP) to full year 2021 projected reported net revenues, full year 2021 projected comparable net revenues (non-GAAP) to full year 2021 projected reported net revenues, full year 2021 projected underlying effective tax rate (non-GAAP) to full year 2021 projected reported effective tax rate, or full year 2021 projected comparable EPS (non-GAAP) to full year 2021 projected reported EPS without unreasonable efforts because it is not possible to predict with a reasonable degree of certainty the actual impact of changes in foreign currency exchange rates; the exact timing and amount of acquisitions, divestitures and/or structural changes; and the exact timing and amount of items impacting comparability throughout 2021. The unavailable information could have a significant impact on the company’s full year 2021 reported financial results.
Full Year 2021
The company expects to deliver organic revenue (non-GAAP) growth of 12% to 14%. – Updated
For comparable net revenues (non-GAAP), the company expects a 1% to 2% currency tailwind based on the current rates and including the impact of hedged positions. – Unchanged
The company’s underlying effective tax rate (non-GAAP) is estimated to be 19.1%. This does not include the impact of the ongoing tax litigation with the U.S. Internal Revenue Service, if the company were not to prevail. – Unchanged
Given the above considerations, the company expects to deliver comparable EPS (non-GAAP) growth of 13% to 15% versus $1.95 in 2020. – Updated
Comparable EPS (non-GAAP) percentage growth includes a 2% to 3% currency tailwind based on the current rates and including the impact of hedged positions. – Unchanged
The company expects to generate free cash flow (non-GAAP) of at least $9.0 billion through cash flow from operations of at least $10.5 billion less capital expenditures of approximately $1.5 billion. This does not include any potential payments related to the ongoing tax litigation with the U.S. Internal Revenue Service. – Updated
Third Quarter 2021 Considerations – New
Comparable net revenues (non-GAAP) are expected to include an approximate 2% currency tailwind based on the current rates and including the impact of hedged positions.
Comparable EPS (non-GAAP) is expected to include an approximate 3% to 4% currency tailwind based on the current rates and including the impact of hedged positions.

Notes
•All references to growth rate percentages and share compare the results of the period to those of the prior year comparable period, unless otherwise noted.
•All references to volume and volume percentage changes indicate unit case volume, unless otherwise noted. All volume percentage changes are computed based on average daily sales, unless otherwise noted. “Unit case” means a unit of measurement equal to 192 U.S. fluid ounces of finished beverage (24 eight-ounce servings), with the exception of unit case equivalents for Costa non-ready-to-drink beverage products which are primarily measured in number of transactions. “Unit case volume” means the number of unit cases (or unit case equivalents) of company beverages directly or indirectly sold by the company and its bottling partners to customers or consumers.
•“Concentrate sales” represents the amount of concentrates, syrups, beverage bases, source waters and powders/minerals (in all instances expressed in equivalent unit cases) sold by, or used in finished beverages sold by, the company to its bottling partners or other customers. For Costa non-ready-to-drink beverage products, “concentrate sales” represents the amount of coffee beans (in all instances expressed in equivalent unit cases) sold by the company to customers or consumers. In the reconciliation of reported net revenues, “concentrate sales” represents the percent change in net revenues attributable to the increase (decrease) in concentrate sales volume for the geographic operating segments and the Global Ventures operating segment after considering the impact of structural changes, if any. For the Bottling Investments operating segment, this represents the percent change in net revenues attributable to the increase (decrease) in unit case volume computed based on total sales (rather than average daily sales) in each of the corresponding periods after considering the impact of structural changes, if any. The Bottling Investments operating segment reflects unit case volume growth for consolidated bottlers only.
•“Price/mix” represents the change in net operating revenues caused by factors such as price changes, the mix of products and packages sold, and the mix of channels and geographic territories where the sales occurred.
•First quarter 2021 financial results were impacted by five additional days as compared to first quarter 2020, and fourth quarter 2021 financial results will be impacted by six fewer days as compared to fourth quarter 2020. Unit case volume results for the quarters are not impacted by the variances in days due to the average daily sales computation referenced above.

Conference Call
The company is hosting a conference call with investors and analysts to discuss second quarter 2021 operating results today, July 21, 2021, at 8:30 a.m. ET. The company invites participants to listen to a live webcast of the conference call on the company’s website, http://www.coca-colacompany.com, in the “Investors” section. An audio replay in downloadable digital format and a transcript of the call will be available on the website within 24 hours following the call. Further, the “Investors” section of the website includes certain supplemental information and a reconciliation of non-GAAP financial measures to the company’s results as reported under GAAP, which may be used during the call when discussing financial results.
Contacts:
Investors and Analysts: Tim Leveridge, koinvestorrelations@coca-cola.com
Media: Scott Leith, sleith@coca-cola.com

THE COCA-COLA COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(UNAUDITED)
(In millions except per share data)

	Three Months Ended
	July 2, 2021	June 26, 2020	% Change
Net Operating Revenues	$10,129	$7,150	42
Cost of goods sold	3,787	3,013	26
Gross Profit	6,342	4,137	53
Selling, general and administrative expenses	3,017	1,983	52
Other operating charges	309	173	79
Operating Income	3,016	1,981	52
Interest income	71	100	(29)
Interest expense	780	274	184
Equity income (loss) — net	402	176	128
Other income (loss) — net	909	214	327
Income Before Income Taxes	3,618	2,197	65
Income taxes	994	438	128
Consolidated Net Income	2,624	1,759	49
Less: Net income (loss) attributable to noncontrolling interests	(17)	(20)	14
Net Income Attributable to Shareowners of The Coca-Cola Company	$2,641	$1,779	48
Basic Net Income Per Share[1]	$0.61	$0.41	48
Diluted Net Income Per Share[1]	$0.61	$0.41	48
Average Shares Outstanding	4,313	4,295	0
Effect of dilutive securities	25	21	18
Average Shares Outstanding Assuming Dilution	4,338	4,316	1
Note: Certain growth rates may not recalculate using the rounded dollar amounts provided.
1 Calculated based on net income attributable to shareowners of The Coca-Cola Company.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(UNAUDITED)
(In millions except per share data)

	Six Months Ended
	July 2, 2021	June 26, 2020	% Change
Net Operating Revenues	$19,149	$15,751	22
Cost of goods sold	7,292	6,384	14
Gross Profit	11,857	9,367	27
Selling, general and administrative expenses	5,686	4,631	23
Other operating charges	433	375	15
Operating Income	5,738	4,361	32
Interest income	137	212	(36)
Interest expense	1,222	467	162
Equity income (loss) — net	681	343	98
Other income (loss) — net	1,047	758	38
Income Before Income Taxes	6,381	5,207	23
Income taxes	1,502	653	130
Consolidated Net Income	4,879	4,554	7
Less: Net income (loss) attributable to noncontrolling interests	(7)	—	—
Net Income Attributable to Shareowners of The Coca-Cola Company	$4,886	$4,554	7
Basic Net Income Per Share[1]	$1.13	$1.06	7
Diluted Net Income Per Share[1]	$1.13	$1.05	7
Average Shares Outstanding	4,310	4,292	0
Effect of dilutive securities	24	29	(16)
Average Shares Outstanding Assuming Dilution	4,334	4,321	0
Note: Certain growth rates may not recalculate using the rounded dollar amounts provided.
1 Calculated based on net income attributable to shareowners of The Coca-Cola Company.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(UNAUDITED)
(In millions except par value)

	July 2, 2021	December 31, 2020
ASSETS
Current Assets
Cash and cash equivalents	$9,188	$6,795
Short-term investments	2,079	1,771
Total Cash, Cash Equivalents and Short-Term Investments	11,267	8,566
Marketable securities	1,775	2,348
Trade accounts receivable, less allowances of $527 and $526, respectively	4,036	3,144
Inventories	3,281	3,266
Prepaid expenses and other assets	2,122	1,916
Total Current Assets	22,481	19,240
Equity method investments	18,471	19,273
Other investments	945	812
Other assets	6,553	6,184
Deferred income tax assets	2,291	2,460
Property, plant and equipment — net	10,547	10,777
Trademarks with indefinite lives	10,675	10,395
Goodwill	17,693	17,506
Other intangible assets	538	649
Total Assets	$90,194	$87,296
LIABILITIES AND EQUITY
Current Liabilities
Accounts payable and accrued expenses	$12,124	$11,145
Loans and notes payable	1,867	2,183
Current maturities of long-term debt	337	485
Accrued income taxes	971	788
Total Current Liabilities	15,299	14,601
Long-term debt	39,804	40,125
Other liabilities	8,350	9,453
Deferred income tax liabilities	2,486	1,833
The Coca-Cola Company Shareowners’ Equity
Common stock, $0.25 par value; authorized — 11,200 shares; issued — 7,040 shares	1,760	1,760
Capital surplus	17,781	17,601
Reinvested earnings	67,838	66,555
Accumulated other comprehensive income (loss)	(13,299)	(14,601)
Treasury stock, at cost — 2,725 and 2,738 shares, respectively	(51,831)	(52,016)
Equity Attributable to Shareowners of The Coca-Cola Company	22,249	19,299
Equity attributable to noncontrolling interests	2,006	1,985
Total Equity	24,255	21,284
Total Liabilities and Equity	$90,194	$87,296

THE COCA-COLA COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(UNAUDITED)
(In millions)

	Six Months Ended
	July 2, 2021	June 26, 2020
Operating Activities
Consolidated net income	$4,879	$4,554
Depreciation and amortization	749	748
Stock-based compensation expense	148	36
Deferred income taxes	500	(39)
Equity (income) loss — net of dividends	(333)	(212)
Foreign currency adjustments	(31)	(67)
Significant (gains) losses — net	(690)	(901)
Other operating charges	238	341
Other items	503	52
Net change in operating assets and liabilities	(438)	(1,726)
Net Cash Provided by Operating Activities	5,525	2,786
Investing Activities
Purchases of investments	(3,431)	(8,294)
Proceeds from disposals of investments	3,811	2,649
Acquisitions of businesses, equity method investments and nonmarketable securities	(11)	(984)
Proceeds from disposals of businesses, equity method investments and nonmarketable securities	1,765	46
Purchases of property, plant and equipment	(450)	(536)
Proceeds from disposals of property, plant and equipment	28	112
Other investing activities	41	40
Net Cash Provided by (Used in) Investing Activities	1,753	(6,967)
Financing Activities
Issuances of debt	10,752	19,775
Payments of debt	(11,957)	(10,304)
Issuances of stock	342	444
Purchases of stock for treasury	(104)	(93)
Dividends	(3,623)	(1,761)
Other financing activities	(372)	(16)
Net Cash Provided by (Used in) Financing Activities	(4,962)	8,045
Effect of Exchange Rate Changes on Cash, Cash Equivalents, Restricted Cash and Restricted Cash Equivalents	82	(172)
Cash, Cash Equivalents, Restricted Cash and Restricted Cash Equivalents
Net increase (decrease) in cash, cash equivalents, restricted cash and restricted cash equivalents during the period	2,398	3,692
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of period	7,110	6,737
Cash, Cash Equivalents, Restricted Cash and Restricted Cash Equivalents at End of Period	9,508	10,429
Less: Restricted cash and restricted cash equivalents at end of period	320	392
Cash and Cash Equivalents at End of Period	$9,188	$10,037

THE COCA-COLA COMPANY AND SUBSIDIARIES
Operating Segments and Corporate
(UNAUDITED)
(In millions)

Three Months Ended

	Net Operating Revenues[1]			Operating Income (Loss)			Income (Loss) Before Income Taxes
	July 2, 2021	June 26, 2020	% Fav. / (Unfav.)	July 2, 2021	June 26, 2020	% Fav. / (Unfav.)	July 2, 2021	June 26, 2020	% Fav. / (Unfav.)
Europe, Middle East & Africa	$2,017	$1,210	67	$1,142	$715	60	$1,169	$736	59
Latin America	1,067	755	41	678	504	35	681	444	53
North America	3,381	2,648	28	950	489	94	959	483	99
Asia Pacific	1,503	1,183	27	766	652	17	779	661	18
Global Ventures	707	295	139	75	(102)	—	78	(103)	—
Bottling Investments	1,738	1,263	38	92	12	631	422	166	154
Corporate	17	(12)	—	(687)	(289)	(137)	(470)	(190)	(146)
Eliminations	(301)	(192)	(57)	—	—	—	—	—	—
Consolidated	$10,129	$7,150	42	$3,016	$1,981	52	$3,618	$2,197	65
Note: Certain growth rates may not recalculate using the rounded dollar amounts provided.
1 During the three months ended July 2, 2021, intersegment revenues were $143 million for Europe, Middle East & Africa, $2 million for North America, $153 million for Asia Pacific and $3 million for Bottling Investments. During the three months ended June 26, 2020, intersegment revenues were $75 million for Europe, Middle East & Africa, $1 million for North America, $115 million for Asia Pacific and $1 million for Bottling Investments.

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THE COCA-COLA COMPANY AND SUBSIDIARIES
Operating Segments and Corporate
(UNAUDITED)
(In millions)

Six Months Ended

	Net Operating Revenues[1]			Operating Income (Loss)			Income (Loss) Before Income Taxes
	July 2, 2021	June 26, 2020	% Fav. / (Unfav.)	July 2, 2021	June 26, 2020	% Fav. / (Unfav.)	July 2, 2021	June 26, 2020	% Fav. / (Unfav.)
Europe, Middle East & Africa	$3,640	$2,935	24	$1,962	$1,675	17	$1,999	$1,707	17
Latin America	1,976	1,685	17	1,230	1,043	18	1,236	979	26
North America	6,318	5,498	15	1,742	876	99	1,775	885	100
Asia Pacific	2,905	2,311	26	1,452	1,163	25	1,474	1,174	26
Global Ventures	1,277	868	47	101	(83)	—	105	(85)	—
Bottling Investments	3,634	2,921	24	233	75	210	739	364	103
Corporate	34	19	80	(982)	(388)	(153)	(947)	183	—
Eliminations	(635)	(486)	(31)	—	—	—	—	—	—
Consolidated	$19,149	$15,751	22	$5,738	$4,361	32	$6,381	$5,207	23
Note: Certain growth rates may not recalculate using the rounded dollar amounts provided.
1 During the six months ended July 2, 2021, intersegment revenues were $304 million for Europe, Middle East & Africa, $3 million for North America, $323 million for Asia Pacific and $5 million for Bottling Investments. During the six months ended June 26, 2020, intersegment revenues were $227 million for Europe, Middle East & Africa, $2 million for North America, $254 million for Asia Pacific and $3 million for Bottling Investments.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
The company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP” or referred to herein as “reported”). To supplement our consolidated financial statements reported on a GAAP basis, we provide the following non-GAAP financial measures: “comparable net revenues,” “comparable currency neutral net revenues,” “organic revenues,” “comparable operating margin,” “underlying operating margin,” “comparable operating income,” “comparable currency neutral operating income,” “comparable EPS,” “comparable currency neutral EPS,” “underlying effective tax rate” and “free cash flow,” each of which is defined below. Management believes these non-GAAP financial measures provide investors with additional meaningful financial information that should be considered when assessing our underlying business performance and trends. Further, management believes these non-GAAP financial measures also enhance investors’ ability to compare period-to-period financial results. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s reported results prepared in accordance with GAAP. Our non-GAAP financial measures do not represent a comprehensive basis of accounting. Therefore, our non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies. Reconciliations of each of these non-GAAP financial measures to GAAP information are also included below. Management uses these non-GAAP financial measures in making financial, operating, compensation and planning decisions and in evaluating the company’s performance. Disclosing these non-GAAP financial measures allows investors and management to view our operating results excluding the impact of items that are not reflective of the underlying operating performance.
DEFINITIONS
•“Currency neutral operating results” are determined by dividing or multiplying, as appropriate, our current period actual U.S. dollar operating results, by the current period actual exchange rates (that include the impact of current period currency hedging activities), to derive our current period local currency operating results. We then multiply or divide, as appropriate, the derived current period local currency operating results by the foreign currency exchange rates (that also include the impact of the comparable prior period currency hedging activities) used to translate the company’s financial statements in the comparable prior year period to determine what the current period U.S. dollar operating results would have been if the foreign currency exchange rates had not changed from the comparable prior year period.
•“Structural changes” generally refer to acquisitions and divestitures of bottling operations, including the impact of intercompany transactions between our operating segments.
•“Comparable net revenues” is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability (discussed further below). “Comparable currency neutral net revenues” is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability (discussed further below) as well as the impact of changes in foreign currency exchange rates. Management believes the comparable net revenues (non-GAAP) growth measure and the comparable currency neutral net revenues (non-GAAP) growth measure provide investors with useful supplemental information to enhance their understanding of the company’s revenue performance and trends by improving their ability to compare our period-to-period results. “Organic revenues” is a non-GAAP financial measure that excludes or has otherwise been adjusted for the impact of acquisitions, divestitures and structural changes, as applicable, and the impact of changes in foreign currency exchange rates. Management believes the organic revenue (non-GAAP) growth measure provides users with useful supplemental information regarding the company’s ongoing revenue performance and trends by presenting revenue growth excluding the impact of foreign exchange as well as the impact of acquisitions, divestitures and structural changes. There were no adjustments related to acquisitions, divestitures and structural changes for the three and six months ended July 2, 2021. In 2020, the company discontinued our Odwalla juice business. The impact of discontinuing our Odwalla juice business has been included in acquisitions, divestitures and structural changes in our analysis of net operating revenues on a consolidated basis as well as for the North America operating segment.
•“Comparable operating income” is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability (discussed further below). “Comparable currency neutral operating income” is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability (discussed further below) and the impact of changes in foreign currency exchange rates. “Comparable operating margin” is a

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability (discussed further below). “Underlying operating margin” is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability (discussed further below), the impact of changes in foreign currency exchange rates, and the impact of acquisitions, divestitures and structural changes, as applicable. Management uses these non-GAAP financial measures to evaluate the company’s performance and make resource allocation decisions. Further, management believes the comparable operating income (non-GAAP) growth measure, comparable currency neutral operating income (non-GAAP) growth measure, comparable operating margin (non-GAAP) measure and underlying operating margin (non-GAAP) measure enhance its ability to communicate the underlying operating results and provide investors with useful supplemental information to enhance their understanding of the company’s underlying business performance and trends by improving their ability to compare our period-to-period financial results.
•“Comparable EPS” and “comparable currency neutral EPS” are non-GAAP financial measures that exclude or have otherwise been adjusted for items impacting comparability (discussed further below). Comparable currency neutral EPS (non-GAAP) has also been adjusted for the impact of changes in foreign currency exchange rates. Management uses these non-GAAP financial measures to evaluate the company’s performance and make resource allocation decisions. Further, management believes the comparable EPS (non-GAAP) and comparable currency neutral EPS (non-GAAP) growth measures enhance its ability to communicate the underlying operating results and provide investors with useful supplemental information to enhance their understanding of the company’s underlying business performance and trends by improving their ability to compare our period-to-period financial results.
•“Underlying effective tax rate” is a non-GAAP financial measure that represents the estimated annual effective income tax rate on income before income taxes, which excludes or has otherwise been adjusted for items impacting comparability (discussed further below).
•“Free cash flow” is a non-GAAP financial measure that represents net cash provided by operating activities less purchases of property, plant and equipment. Management uses this non-GAAP financial measure to evaluate the company’s performance and make resource allocation decisions.
ITEMS IMPACTING COMPARABILITY
The following information is provided to give qualitative and quantitative information related to items impacting comparability. Items impacting comparability are not defined terms within GAAP. Therefore, our non-GAAP financial information may not be comparable to similarly titled measures reported by other companies. We determine which items to consider as “items impacting comparability” based on how management views our business; makes financial, operating, compensation and planning decisions; and evaluates the company’s ongoing performance. Items such as charges, gains and accounting changes which are viewed by management as impacting only the current period or the comparable period, but not both, or as pertaining to different and unrelated underlying activities or events across comparable periods, are generally considered “items impacting comparability.” Items impacting comparability include, but are not limited to, asset impairments, charges related to our strategic realignment initiatives, charges related to our productivity and reinvestment initiatives, and transaction gains/losses, in each case when exceeding a U.S. dollar threshold. Also included are our proportionate share of similar items incurred by our equity method investees, timing differences related to our economic (non-designated) hedging activities, and timing differences related to unrealized mark-to-market adjustments of equity securities and trading debt securities, regardless of size. In addition, we provide the impact that changes in foreign currency exchange rates had on our financial results (“currency neutral operating results” defined above).

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
Asset Impairments
During the three and six months ended June 26, 2020, the company recorded impairment charges of $8 million and $160 million, respectively, related to discontinuing our Odwalla juice business, and recorded an impairment charge of $55 million related to a trademark in North America, which was primarily driven by the impact of the COVID-19 pandemic, revised projections of future operating results and a change in brand focus in the company’s portfolio. The company also recorded an other-than-temporary impairment charge of $38 million related to one of our equity method investees in Latin America. This impairment charge was primarily driven by the impact of the COVID-19 pandemic and management’s view of the timing and extent of recovery. Additionally, the company recorded a charge of $13 million for the impairment of goodwill in our bottling operations in the Middle East, which was primarily driven by a change in sugar tax laws, and recorded impairment charges totaling $10 million related to several trademarks in Latin America, which were primarily driven by the impact of the COVID-19 pandemic and management’s view of the timing and extent of recovery.
During the six months ended June 26, 2020, the company recorded an impairment charge of $26 million associated with an investment in an equity security without a readily determinable fair value, which was primarily driven by revised projections of future operating results.
Strategic Realignment
In August 2020, the company announced strategic steps to transform our organizational structure in an effort to better enable us to capture growth in the fast-changing marketplace. The company is building a networked global organization comprised of operating units, category leads, platform services and the center. The operating units are highly interconnected with more consistency in the structure and a focus on eliminating duplication of resources and scaling new products more quickly. The global marketing category leadership teams primarily focus on innovation, marketing efficiency and effectiveness. The center provides strategy, governance and scale for global initiatives. The operating units, global marketing category leadership teams, and the center are supported by platform services, which focuses on providing efficient and scaled global services and capabilities including, but not limited to, governance, transactional work, data management, consumer analytics, digital commerce and social/digital hubs. During the three and six months ended July 2, 2021, the company recorded charges of $58 million and $205 million, respectively, which were primarily related to severance costs and pension settlement charges associated with our strategic realignment initiatives.
Productivity and Reinvestment
During the three and six months ended July 2, 2021, the company recorded charges of $22 million and $40 million, respectively. During the three and six months ended June 26, 2020, the company recorded charges of $22 million and $61 million, respectively. The costs incurred were primarily related to certain remaining initiatives designed to further simplify and standardize our organization, which we expect to be completed by the end of 2022.
Equity Investees
During the three and six months ended July 2, 2021, the company recorded net charges of $60 million and $23 million, respectively. During the three and six months ended June 26, 2020, the company recorded net charges of $63 million and $101 million, respectively. These amounts represent the company’s proportionate share of significant operating and nonoperating items recorded by certain of our equity method investees.
Transaction Gains/Losses
During the three and six months ended July 2, 2021, the company recorded a net gain, including transaction costs, of $694 million related to the sale of its ownership interest in Coca-Cola Amatil Limited, an equity method investee. Additionally, during the three and six months ended July 2, 2021, the company recorded charges of $247 million and $251 million, respectively, related to the remeasurement of our contingent consideration liability to fair value in conjunction with the fairlife, LLC (“fairlife”) acquisition.
During the three and six months ended June 26, 2020, the company recorded charges of $18 million and $29 million, respectively, related to the remeasurement of our contingent consideration liability to fair value in conjunction with the fairlife acquisition. Additionally, during the three and six months ended June 26, 2020, the company recognized a

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
$2 million gain related to the 2017 refranchising of our China bottling operations, resulting from post-closing adjustments as contemplated by the related agreements.
During the six months ended June 26, 2020, the company recognized a gain of $902 million in conjunction with our acquisition of the remaining ownership interest in fairlife, which resulted from the remeasurement of our previously held equity interest in fairlife to fair value. The company also recognized gains totaling $23 million related to the sale of a portion of our ownership interests in certain unconsolidated bottling operations.
Other Items
Economic (Non-Designated) Hedges
The company uses derivatives as economic hedges primarily to mitigate the foreign exchange risk for certain currencies, certain interest rate risk, and the price risk associated with the purchase of materials used in our manufacturing processes as well as the purchase of vehicle fuel. Although these derivatives were not designated and/or did not qualify for hedge accounting, they are effective economic hedges. The changes in fair values of these economic hedges are immediately recognized in earnings.
The company excludes the net impact of mark-to-market adjustments for outstanding hedges and realized gains/losses for settled hedges from our non-GAAP financial information until the period in which the underlying exposure being hedged impacts our condensed consolidated statement of income. Management believes this adjustment provides meaningful information related to the impact of our economic hedging activities. During the three and six months ended July 2, 2021, the net impact of the company’s adjustment related to our economic hedging activities resulted in decreases of $136 million and $15 million, respectively, to our non-GAAP income before income taxes.
During the three and six months ended June 26, 2020, the net impact of the company’s adjustment related to our economic hedging activities resulted in a decrease of $19 million and an increase of $32 million, respectively, to our non-GAAP income before income taxes.
Unrealized Gains and Losses on Equity and Trading Debt Securities
The company excludes the net impact of unrealized gains and losses resulting from mark-to-market adjustments on our equity and trading debt securities from our non-GAAP financial information until the period in which the underlying securities are sold and the associated gains or losses are realized. Management believes this adjustment provides meaningful information related to the impact of our investments in equity and trading debt securities. During the three and six months ended July 2, 2021, the net impact of the company’s adjustment related to unrealized gains and losses on our equity and trading debt securities resulted in decreases of $181 million and $306 million, respectively, to our non-GAAP income before income taxes.
During the three and six months ended June 26, 2020, the net impact of the company’s adjustment related to unrealized gains and losses on our equity and trading debt securities resulted in a decrease of $253 million and an increase of $118 million, respectively, to our non-GAAP income before income taxes.
Extinguishment of Long-Term Debt
During the three and six months ended July 2, 2021, the company recorded charges of $592 million and $650 million, respectively, related to the extinguishment of long-term debt.
Other
During the three and six months ended July 2, 2021, the company recorded net charges of $16 million and $35 million, respectively, related to restructuring our manufacturing operations in the United States. During the three and six months ended July 2, 2021, the company also recorded charges of $4 million and $13 million, respectively, related to tax litigation expense.
During the three and six months ended June 26, 2020, the company recorded charges of $44 million related to restructuring our manufacturing operations in the United States and charges of $39 million related to discontinuing our Odwalla juice business.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
Certain Tax Matters
During the three and six months ended July 2, 2021, the company recorded $9 million and $30 million, respectively, of excess tax benefits associated with the company’s stock-based compensation arrangements. Additionally, the company recorded a tax benefit of $28 million related to the reversal of a valuation allowance on an equity method investment. During the three and six months ended July 2, 2021, the company recorded net tax expense of $183 million and $177 million, respectively, related to changes in tax laws in certain foreign jurisdictions. During the three and six months ended July 2, 2021, the company also recorded net tax expense of $24 million and $37 million, respectively, for changes to our uncertain tax positions, including interest and penalties, as well as for various discrete tax items and recorded tax expense of $13 million and $20 million, respectively, associated with return to provision adjustments.
During the three and six months ended June 26, 2020, the company recorded $1 million and $57 million, respectively, of excess tax benefits associated with the company’s stock-based compensation arrangements. During the three and six months ended June 26, 2020, the company also recorded $10 million and $58 million, respectively, of net tax benefits for changes to our uncertain tax positions, including interest and penalties, as well as for agreed-upon tax matters. During the six months ended June 26, 2020, the company recorded $38 million of net tax benefits related to changes in tax laws in certain foreign jurisdictions.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions except per share data)

	Three Months Ended July 2, 2021
	Net operating revenues	Cost of goods sold	Gross profit	Gross margin	Selling, general and administrative expenses	Other operating charges	Operating income	Operating margin
Reported (GAAP)	$10,129	$3,787	$6,342	62.6%	$3,017	$309	$3,016	29.8%
Items Impacting Comparability:
Asset Impairments	—	—	—		—	—	—
Strategic Realignment	—	—	—		—	(29)	29
Productivity and Reinvestment	—	—	—		—	(22)	22
Equity Investees	—	—	—		—	—	—
Transaction Gains/Losses	—	—	—		(5)	(247)	252
Other Items	(4)	117	(121)		—	(11)	(110)
Certain Tax Matters	—	—	—		—	—	—
Comparable (Non-GAAP)	$10,125	$3,904	$6,221	61.4%	$3,012	$—	$3,209	31.7%

	Three Months Ended June 26, 2020
	Net operating revenues	Cost of goods sold	Gross profit	Gross margin	Selling, general and administrative expenses	Other operating charges	Operating income	Operating margin
Reported (GAAP)	$7,150	$3,013	$4,137	57.9%	$1,983	$173	$1,981	27.7%
Items Impacting Comparability:
Asset Impairments	—	—	—		—	(86)	86
Strategic Realignment	—	—	—		—	—	—
Productivity and Reinvestment	—	—	—		—	(22)	22
Equity Investees	—	—	—		—	—	—
Transaction Gains/Losses	—	—	—		—	(18)	18
Other Items	25	25	—		—	(47)	47
Certain Tax Matters	—	—	—		—	—	—
Comparable (Non-GAAP)	$7,175	$3,038	$4,137	57.7%	$1,983	$—	$2,154	30.0%

	Net operating revenues	Cost of goods sold	Gross profit		Selling, general and administrative expenses	Other operating charges	Operating income
% Change — Reported (GAAP)	42	26	53		52	79	52
% Currency Impact	5	4	5		7	—	5
% Change — Currency Neutral (Non-GAAP)	37	21	48		45	—	48

% Change — Comparable (Non-GAAP)	41	28	50		52	—	49
% Comparable Currency Impact (Non-GAAP)	5	4	5		7	—	3
% Change — Comparable Currency Neutral (Non-GAAP)	37	24	46		45	—	46
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions except per share data)

	Three Months Ended July 2, 2021
	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes[1]	Effective tax rate	Net income[3]	Diluted net income per share
Reported (GAAP)	$780	$402	$909	$3,618	$994	27.5%	$2,641	$0.61
Items Impacting Comparability:
Asset Impairments	—	—	—	—	—		—	—
Strategic Realignment	—	—	29	58	12		46	0.01
Productivity and Reinvestment	—	—	—	22	6		16	—
Equity Investees	—	60	—	60	—		60	0.01
Transaction Gains/Losses	—	—	(699)	(447)	(156)		(291)	(0.07)
Other Items	(586)	—	(181)	295	16		279	0.06
Certain Tax Matters	—	—	—	—	(183)		183	0.04
Comparable (Non-GAAP)	$194	$462	$58	$3,606	$689	19.1% [2]	$2,934	$0.68

	Three Months Ended June 26, 2020
	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes[1]	Effective tax rate	Net income[3]	Diluted net income per share
Reported (GAAP)	$274	$176	$214	$2,197	$438	19.9%	$1,779	$0.41
Items Impacting Comparability:
Asset Impairments	—	—	38	124	18		106	0.02
Strategic Realignment	—	—	—	—	—		—	—
Productivity and Reinvestment	—	—	—	22	5		17	—
Equity Investees	—	63	—	63	2		61	0.01
Transaction Gains/Losses	—	—	(2)	16	4		12	—
Other Items	—	—	(236)	(189)	(42)		(147)	(0.03)
Certain Tax Matters	—	—	—	—	11		(11)	—
Comparable (Non-GAAP)	$274	$239	$14	$2,233	$436	19.5%	$1,817	$0.42

	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes[1]		Net income[3]	Diluted net income per share
% Change — Reported (GAAP)	184	128	327	65	128		48	48
% Change — Comparable (Non-GAAP)	(29)	93	293	61	58		61	61
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.
1 The income tax adjustments are the calculated income tax benefits (charges) at the applicable tax rate for each of the items impacting comparability with the exception of certain tax matters previously discussed.
2 This does not include the impact of the ongoing tax litigation with the U.S. Internal Revenue Service, if the company were not to prevail.
3 This represents net income attributable to shareowners of The Coca-Cola Company.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions except per share data)

	Six Months Ended July 2, 2021
	Net operating revenues	Cost of goods sold	Gross profit	Gross margin	Selling, general and administrative expenses	Other operating charges	Operating income	Operating margin
Reported (GAAP)	$19,149	$7,292	$11,857	61.9%	$5,686	$433	$5,738	30.0%
Items Impacting Comparability:
Asset Impairments	—	—	—		—	—	—
Strategic Realignment	—	—	—		—	(122)	122
Productivity and Reinvestment	—	—	—		—	(40)	40
Equity Investees	—	—	—		—	—	—
Transaction Gains/Losses	—	—	—		(5)	(251)	256
Other Items	(5)	168	(173)		—	(20)	(153)
Certain Tax Matters	—	—	—		—	—	—
Comparable (Non-GAAP)	$19,144	$7,460	$11,684	61.0%	$5,681	$—	$6,003	31.4%

	Six Months Ended June 26, 2020
	Net operating revenues	Cost of goods sold	Gross profit	Gross margin	Selling, general and administrative expenses	Other operating charges	Operating income	Operating margin
Reported (GAAP)	$15,751	$6,384	$9,367	59.5%	$4,631	$375	$4,361	27.7%
Items Impacting Comparability:
Asset Impairments	—	—	—		—	(238)	238
Strategic Realignment	—	—	—		—	—	—
Productivity and Reinvestment	—	—	—		—	(61)	61
Equity Investees	—	—	—		—	—	—
Transaction Gains/Losses	—	—	—		—	(29)	29
Other Items	(3)	(55)	52		—	(47)	99
Certain Tax Matters	—	—	—		—	—	—
Comparable (Non-GAAP)	$15,748	$6,329	$9,419	59.8%	$4,631	$—	$4,788	30.4%

	Net operating revenues	Cost of goods sold	Gross profit		Selling, general and administrative expenses	Other operating charges	Operating income
% Change — Reported (GAAP)	22	14	27		23	15	32
% Currency Impact	2	2	2		3	—	1
% Change — Currency Neutral (Non-GAAP)	20	12	25		20	—	31

% Change — Comparable (Non-GAAP)	22	18	24		23	—	25
% Comparable Currency Impact (Non-GAAP)	2	2	2		3	—	1
% Change — Comparable Currency Neutral (Non-GAAP)	20	16	22		20	—	24
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions except per share data)

	Six Months Ended July 2, 2021
	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes[1]	Effective tax rate	Net income[3]	Diluted net income per share
Reported (GAAP)	$1,222	$681	$1,047	$6,381	$1,502	23.5%	$4,886	$1.13
Items Impacting Comparability:
Asset Impairments	—	—	—	—	—		—	—
Strategic Realignment	—	—	83	205	44		161	0.04
Productivity and Reinvestment	—	—	—	40	12		28	0.01
Equity Investees	—	23	—	23	(4)		27	0.01
Transaction Gains/Losses	—	—	(699)	(443)	(155)		(288)	(0.07)
Other Items	(833)	—	(303)	377	35		342	0.08
Certain Tax Matters	—	—	—	—	(176)		176	0.04
Comparable (Non-GAAP)	$389	$704	$128	$6,583	$1,258	19.1% [2]	$5,332	$1.23

	Six Months Ended June 26, 2020
	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes[1]	Effective tax rate	Net income[3]	Diluted net income per share
Reported (GAAP)	$467	$343	$758	$5,207	$653	12.5%	$4,554	$1.05
Items Impacting Comparability:
Asset Impairments	—	—	64	302	61		241	0.06
Strategic Realignment	—	—	—	—	—		—	—
Productivity and Reinvestment	—	—	—	61	14		47	0.01
Equity Investees	—	101	—	101	3		98	0.02
Transaction Gains/Losses	—	—	(927)	(898)	39		(937)	(0.22)
Other Items	—	—	134	233	53		180	0.04
Certain Tax Matters	—	—	—	—	153		(153)	(0.04)
Comparable (Non-GAAP)	$467	$444	$29	$5,006	$976	19.5%	$4,030	$0.93

	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes[1]		Net income[3]	Diluted net income per share
% Change — Reported (GAAP)	162	98	38	23	130		7	7
% Change — Comparable (Non-GAAP)	(17)	58	337	31	29		32	32
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.
1 The income tax adjustments are the calculated income tax benefits (charges) at the applicable tax rate for each of the items impacting comparability with the exception of certain tax matters previously discussed.
2 This does not include the impact of the ongoing tax litigation with the U.S. Internal Revenue Service, if the company were not to prevail.
3 This represents net income attributable to shareowners of The Coca-Cola Company.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)

Diluted Net Income Per Share:
Three Months Ended July 2, 2021
% Change — Reported (GAAP)	48
% Currency Impact	6
% Change — Currency Neutral (Non-GAAP)	42

% Impact of Items Impacting Comparability (Non-GAAP)	(13)
% Change — Comparable (Non-GAAP)	61
% Comparable Currency Impact (Non-GAAP)	5
% Change — Comparable Currency Neutral (Non-GAAP)	55

Six Months Ended July 2, 2021
% Change — Reported (GAAP)	7
% Currency Impact	1
% Change — Currency Neutral (Non-GAAP)	6

% Impact of Items Impacting Comparability (Non-GAAP)	(25)
% Change — Comparable (Non-GAAP)	32
% Comparable Currency Impact (Non-GAAP)	2
% Change — Comparable Currency Neutral (Non-GAAP)	30
Note: Certain columns may not add due to rounding.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions)

Net Operating Revenues by Operating Segment and Corporate:

	Three Months Ended July 2, 2021
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Eliminations	Consolidated
Reported (GAAP)	$2,017	$1,067	$3,381	$1,503	$707	$1,738	$17	$(301)	$10,129
Items Impacting Comparability:
Other Items	1	—	—	(5)	—	—	—	—	(4)
Comparable (Non-GAAP)	$2,018	$1,067	$3,381	$1,498	$707	$1,738	$17	$(301)	$10,125

	Three Months Ended June 26, 2020
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Eliminations	Consolidated
Reported (GAAP)	$1,210	$755	$2,648	$1,183	$295	$1,263	$(12)	$(192)	$7,150
Items Impacting Comparability:
Other Items	—	—	4	—	—	—	21	—	25
Comparable (Non-GAAP)	$1,210	$755	$2,652	$1,183	$295	$1,263	$9	$(192)	$7,175

	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Eliminations	Consolidated
% Change — Reported (GAAP)	67	41	28	27	139	38	—	(57)	42
% Currency Impact	6	3	1	6	23	9	—	—	5
% Change — Currency Neutral (Non-GAAP)	61	39	27	21	117	29	—	—	37
% Acquisitions, Divestitures and Structural Changes	0	0	(1)	0	0	0	—	—	0
% Change — Organic Revenues (Non-GAAP)	61	39	28	21	117	29	—	—	37

% Change — Comparable (Non-GAAP)	67	41	27	27	139	38	91	—	41
% Comparable Currency Impact (Non-GAAP)	6	3	1	6	23	9	3	—	5
% Change — Comparable Currency Neutral (Non-GAAP)	61	39	27	21	117	29	87	—	37
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions)

Net Operating Revenues by Operating Segment and Corporate:

	Six Months Ended July 2, 2021
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Eliminations	Consolidated
Reported (GAAP)	$3,640	$1,976	$6,318	$2,905	$1,277	$3,634	$34	$(635)	$19,149
Items Impacting Comparability:
Other Items	1	—	—	(6)	—	—	—	—	(5)
Comparable (Non-GAAP)	$3,641	$1,976	$6,318	$2,899	$1,277	$3,634	$34	$(635)	$19,144

	Six Months Ended June 26, 2020
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Eliminations	Consolidated
Reported (GAAP)	$2,935	$1,685	$5,498	$2,311	$868	$2,921	$19	$(486)	$15,751
Items Impacting Comparability:
Other Items	—	—	4	—	—	—	(7)	—	(3)
Comparable (Non-GAAP)	$2,935	$1,685	$5,502	$2,311	$868	$2,921	$12	$(486)	$15,748

	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Eliminations	Consolidated
% Change — Reported (GAAP)	24	17	15	26	47	24	80	(31)	22
% Currency Impact	3	(5)	0	6	11	3	(36)	—	2
% Change — Currency Neutral (Non-GAAP)	21	22	15	20	36	22	116	—	20
% Acquisitions, Divestitures and Structural Changes	0	0	(1)	0	0	0	0	—	0
% Change — Organic Revenues (Non-GAAP)	21	22	15	20	36	22	116	—	20

% Change — Comparable (Non-GAAP)	24	17	15	25	47	24	189	—	22
% Comparable Currency Impact (Non-GAAP)	3	(5)	0	6	11	3	3	—	2
% Change — Comparable Currency Neutral (Non-GAAP)	21	22	15	20	36	22	186	—	20
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions)

Operating Income (Loss) by Operating Segment and Corporate:

	Three Months Ended July 2, 2021
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Consolidated
Reported (GAAP)	$1,142	$678	$950	$766	$75	$92	$(687)	$3,016
Items Impacting Comparability:
Asset Impairments	—	—	—	—	—	—	—	—
Strategic Realignment	11	—	1	—	—	—	17	29
Productivity and Reinvestment	—	—	—	—	—	—	22	22
Transaction Gains/Losses	—	—	—	—	—	—	252	252
Other Items	1	—	(92)	(5)	(3)	(15)	4	(110)
Comparable (Non-GAAP)	$1,154	$678	$859	$761	$72	$77	$(392)	$3,209

	Three Months Ended June 26, 2020
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Consolidated
Reported (GAAP)	$715	$504	$489	$652	$(102)	$12	$(289)	$1,981
Items Impacting Comparability:
Asset Impairments	—	10	63	—	—	13	—	86
Strategic Realignment	—	—	—	—	—	—	—	—
Productivity and Reinvestment	—	—	—	—	—	—	22	22
Transaction Gains/Losses	—	—	—	—	—	—	18	18
Other Items	—	—	32	—	1	(5)	19	47
Comparable (Non-GAAP)	$715	$514	$584	$652	$(101)	$20	$(230)	$2,154

	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Consolidated
% Change — Reported (GAAP)	60	35	94	17	—	631	(137)	52
% Currency Impact	5	1	1	7	—	(147)	5	5
% Change — Currency Neutral (Non-GAAP)	54	34	93	10	—	778	(142)	48

% Impact of Items Impacting Comparability (Non-GAAP)	(2)	2	47	1	—	360	(67)	3
% Change — Comparable (Non-GAAP)	62	32	48	17	—	271	(71)	49
% Comparable Currency Impact (Non-GAAP)	6	1	1	7	—	(91)	(3)	3
% Change — Comparable Currency Neutral (Non-GAAP)	56	32	47	10	—	362	(68)	46
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions)

Operating Income (Loss) by Operating Segment and Corporate:

	Six Months Ended July 2, 2021
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Consolidated
Reported (GAAP)	$1,962	$1,230	$1,742	$1,452	$101	$233	$(982)	$5,738
Items Impacting Comparability:
Asset Impairments	—	—	—	—	—	—	—	—
Strategic Realignment	61	11	13	13	—	—	24	122
Productivity and Reinvestment	—	—	—	—	—	—	40	40
Transaction Gains/Losses	—	—	—	—	—	—	256	256
Other Items	1	—	(138)	(6)	—	(23)	13	(153)
Comparable (Non-GAAP)	$2,024	$1,241	$1,617	$1,459	$101	$210	$(649)	$6,003

	Six Months Ended June 26, 2020
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Consolidated
Reported (GAAP)	$1,675	$1,043	$876	$1,163	$(83)	$75	$(388)	$4,361
Items Impacting Comparability:
Asset Impairments	—	10	215	—	—	13	—	238
Strategic Realignment	—	—	—	—	—	—	—	—
Productivity and Reinvestment	—	—	—	—	—	—	61	61
Transaction Gains/Losses	—	—	—	—	—	—	29	29
Other Items	—	—	100	—	1	9	(11)	99
Comparable (Non-GAAP)	$1,675	$1,053	$1,191	$1,163	$(82)	$97	$(309)	$4,788

	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Consolidated
% Change — Reported (GAAP)	17	18	99	25	—	210	(153)	32
% Currency Impact	2	(5)	1	8	—	(42)	(4)	1
% Change — Currency Neutral (Non-GAAP)	15	23	98	17	—	252	(149)	31

% Impact of Items Impacting Comparability (Non-GAAP)	(4)	0	63	(1)	—	94	(43)	6
% Change — Comparable (Non-GAAP)	21	18	36	25	—	116	(110)	25
% Comparable Currency Impact (Non-GAAP)	3	(5)	1	7	—	(33)	(2)	1
% Change — Comparable Currency Neutral (Non-GAAP)	18	23	35	18	—	149	(108)	24
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions unless noted)

Operating Margin:
	Three Months Ended July 2, 2021	Three Months Ended June 26, 2020	Basis Point Growth (Decline)
Reported Operating Margin (GAAP)	29.78%	27.71%	207
Items Impacting Comparability (Non-GAAP)	(1.93)%	(2.30)%
Comparable Operating Margin (Non-GAAP)	31.71%	30.01%	170
Comparable Currency Impact (Non-GAAP)	(0.37)%	0.00%
Comparable Currency Neutral Operating Margin (Non-GAAP)	32.08%	30.01%	207
Impact of Acquisitions, Divestitures and Structural Changes on Comparable Currency Neutral Operating Margin (Non-GAAP)	0.00%	(0.21)%
Underlying Operating Margin (Non-GAAP)	32.08%	30.22%	186

	Six Months Ended July 2, 2021	Six Months Ended June 26, 2020	Basis Point Growth (Decline)
Reported Operating Margin (GAAP)	29.97%	27.69%	228
Items Impacting Comparability (Non-GAAP)	(1.39)%	(2.71)%
Comparable Operating Margin (Non-GAAP)	31.36%	30.40%	96
Comparable Currency Impact (Non-GAAP)	(0.24)%	0.00%
Comparable Currency Neutral Operating Margin (Non-GAAP)	31.60%	30.40%	120
Impact of Acquisitions, Divestitures and Structural Changes on Comparable Currency Neutral Operating Margin (Non-GAAP)	0.00%	(0.18)%
Underlying Operating Margin (Non-GAAP)	31.60%	30.58%	102

Free Cash Flow:
	Six Months Ended July 2, 2021	Six Months Ended June 26, 2020	$ Change
Net Cash Provided by Operating Activities (GAAP)	$5,525	$2,786	$2,739
Purchases of Property, Plant and Equipment (GAAP)	(450)	(536)	86
Free Cash Flow (Non-GAAP)	$5,075	$2,250	$2,825

Projected 2021 Free Cash Flow (In billions):
Year Ending December 31, 2021
Net Cash Provided by Operating Activities (GAAP)[1]	$10.5
Purchases of Property, Plant and Equipment (GAAP)	(1.5)
Projected Free Cash Flow (Non-GAAP)	$9.0
1 This does not include the impact of the ongoing tax litigation with the U.S. Internal Revenue Service, if the company were not to prevail.

About The Coca-Cola Company
The Coca-Cola Company (NYSE: KO) is a total beverage company with products sold in more than 200 countries and territories. Our company’s purpose is to refresh the world and make a difference. We sell multiple billion-dollar brands across several beverage categories worldwide. Our portfolio of sparkling soft drink brands includes Coca-Cola, Sprite and Fanta. Our hydration, sports, coffee and tea brands include Dasani, smartwater, vitaminwater, Topo Chico, Powerade, Costa, Georgia, Gold Peak, Honest and Ayataka. Our nutrition, juice, dairy and plant-based beverage brands include Minute Maid, Simply, innocent, Del Valle, fairlife and AdeS. We’re constantly transforming our portfolio, from reducing sugar in our drinks to bringing innovative new products to market. We seek to positively impact people’s lives, communities and the planet through water replenishment, packaging recycling, sustainable sourcing practices and carbon emissions reductions across our value chain. Together with our bottling partners, we employ more than 700,000 people, helping bring economic opportunity to local communities worldwide. Learn more at www.coca-colacompany.com and follow us on Twitter, Instagram, Facebook and LinkedIn.

Forward-Looking Statements
This press release may contain statements, estimates or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause The Coca-Cola Company’s actual results to differ materially from its historical experience and our present expectations or projections. These risks include, but are not limited to, the negative impacts of the COVID-19 pandemic on our business; an inability to realize the economic benefits from our productivity initiatives, including our reorganization and related strategic realignment initiatives; an inability to attract or retain a highly skilled and diverse workforce; increased competition; an inability to renew collective bargaining agreements on satisfactory terms, or we or our bottling partners experience strikes, work stoppages or labor unrest; an inability to be successful in our innovation activities; changes in the retail landscape or the loss of key retail or foodservice customers; an inability to expand operations in emerging and developing markets; increased cost, disruption of supply or shortage of energy or fuel; increased cost, disruption of supply or shortage of ingredients, other raw materials, packaging materials, aluminum cans and other containers; an inability to successfully manage new product launches; obesity and other health-related concerns; evolving consumer product and shopping preferences; product safety and quality concerns; perceived negative health consequences of certain ingredients, such as non-nutritive sweeteners and biotechnology-derived substances, and of other substances present in our beverage products or packaging materials; damage to our brand image, corporate reputation and social license to operate from negative publicity, whether or not warranted, concerning product safety or quality, workplace and human rights, obesity or other issues; an inability to maintain good relationships with our bottling partners; deterioration in our bottling partners’ financial condition; an inability to successfully integrate and manage consolidated bottling operations or other acquired businesses or brands; an inability to successfully manage our refranchising activities; increases in income tax rates, changes in income tax laws or the unfavorable resolution of tax matters, including the outcome of our ongoing tax dispute or any related disputes with the U.S. Internal Revenue Service (“IRS”); the possibility that the assumptions used to calculate our estimated aggregate incremental tax and interest liability related to the potential unfavorable outcome of the ongoing tax dispute with the IRS could significantly change; increased or new indirect taxes in the United States and throughout the world; changes in laws and regulations relating to beverage containers and packaging; significant additional labeling or warning requirements or limitations on the marketing or sale of our products; litigation or legal proceedings; conducting business in markets with high-risk legal compliance environments; failure to adequately protect, or disputes relating to, trademarks, formulae and other intellectual property rights; changes in, or failure to comply with, the laws and regulations applicable to our products or our business operations; fluctuations in foreign currency exchange rates; interest rate increases; unfavorable general economic conditions in the United States and international markets; an inability to achieve our overall long-term growth objectives; default by or failure of one or more of our counterparty financial institutions; impairment charges; failure to realize a significant portion of the anticipated benefits of our strategic relationship with Monster Beverage Corporation; an inability to protect our information systems against service interruption, misappropriation of data or breaches of security; failure to comply with personal data protection and privacy laws; failure to digitize the Coca-Cola system; failure by our third-party service providers and business partners to satisfactorily fulfill their commitments and responsibilities; increasing concerns about the environmental impact of plastic bottles and other plastic packaging materials; water scarcity and poor quality; increased demand for food products and decreased agricultural productivity; climate change and legal or regulatory responses thereto; adverse weather conditions; and other risks discussed in our filings with the Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K for the year ended December 31, 2020 and our subsequently filed Quarterly Report on Form 10-Q, which filings are available from the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update or revise any forward-looking statements.